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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors


The Board of Directors of Solectron Corporation:

We consent to the inclusion of our report dated September 15, 2000, included in Annex J to this document, relating to the consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2000, and the related financial statement schedule, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Mountain View, California
September 7, 2001